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                                                                    EXHIBIT 99.1

M A C K - C A L I  R E A L T Y  C O R P O R A T I O N

For Immediate Release

Contact: Mitchell E. Hersh           Robert Siegfried/Roanne Kulakoff
         Chief Executive Officer     Kekst and Company
         (908) 272-8000              (212) 521-4800

MACK-CALI AND PRENTISS PROPERTIES TERMINATE MERGER

CRANFORD, NJ and DALLAS, TX, September 22, 2000 - Mack-Cali Realty Corporation (NYSE:CLI) and Prentiss Properties Trust (NYSE:PP) announced the termination of their agreement to merge the two companies.

Under the terms of the negotiated termination agreement, Prentiss Properties will acquire Mack-Cali's 270,000 square foot Cielo Center in Austin, Texas for $47 1 million. In connection with the transaction, Mack-Cali deposited $25 million into an escrow account for the benefit of Prentiss Properties.

"While we still believe in the merits of the merger, the termination of the agreement at this point is in the best interests of both companies," said Thomas August, Chief Executive Officer of Prentiss Properties. "We're disappointed that the merger will not occur," said Mitchell Hersh, Chief Executive Officer of Mack-Cali. "This settlement however allows Mack-Cali and Prentiss to refocus on their core strategies."

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 266 properties, primarily office and office/flex buildings, totaling approximately 28.2 million square feet, located in 12 states and the District of Columbia. The properties, which are primarily located in the Northeast, enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,400 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company's Web site at www.mack-cali.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the general economic climate, the supply of and demand for office, office/flex and industrial/warehouse properties; interest rate levels; the availability of financing; and other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.